Exhibit 10.3

                            Resolutions Adopted at a
                      Meeting of the Board of directors of
                             C&D Technologies, Inc.
                                 April 27, 1999
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     RESOLVED, that the C&D TECHNOLOGIES,  INC. 1996 Stock Option Plan is hereby amended to provide that the following alternate Sections 7(g)(ii) and 7(g)(iii) shall apply to Options under that Plan granted after the date of this resolution but not to Options granted prior to such date (to which Options the original Sections 7(g)(ii) and 7(g)(iii) shall apply):

          7(g)(ii) In the event of an Optionee's termination of employment with the Company or any of its subsidiaries under circumstances other than by the Company or any of its subsidiaries for cause given by the Optionee or voluntarily on the part of the Optionee, or for reasons other than retirement, death or disability, such Options shall terminate three months after the date of such termination of employment or on their respective Expiration Dates, whichever shall first occur; PROVIDE, HOWEVER, that if the Optionee dies within such three month period, the time period set forth in Section 7(g)(iii) shall apply.

          7(g)(iii) In the event of an Optionee's death or disability while employed by the Company or any of its subsidiaries, or in the event of an Optionee's retirement, such Options shall terminate on the first anniversary of the Optionee's death, disability or retirement, as the case may be, or on their respective Expiration Dates, whichever shall first occur.